EXHIBIT 3.1

AMENDED AND RESTATED BY-LAWS

OF

THERAGENICS CORPORATION

(A DELAWARE CORPORATION)

As Adopted September 8, 2011

ARTICLE I

STOCKHOLDERS

Section 1.1   CERTIFICATES REPRESENTING STOCK.

(a)           The shares of stock of the corporation may be issued in book-entry form or evidenced by certificates. However, every stockholder of stock in the corporation shall be entitled upon request to have a certificate or certificates, to be in such form as the Board of Directors shall prescribe, certifying the number and class of shares of stock of the corporation owned by him or her. To the extent that shares of stock are represented by certificates, the certificates representing shares of such stock shall be numbered in the order in which they shall be issued and shall be signed by, or in the name of, the corporation by the Chairman or Vice-Chairman of the Board of Directors, if any, or by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation certifying the number of shares owned by such stockholder in the corporation. If such certificate is counter-signed by a transfer agent other than the corporation or its employee or by a registrar other than the corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue. A record shall be kept of the respective names of the persons, firms, or corporations owning the stock represented by such certificates or held in book-entry form, the number and class of shares represented by such certificates or held in book-entry form, respectively, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation. Every certificate surrendered to the corporation for exchange or transfer shall be cancelled, and no new certificates shall be issued (or book entry made) in exchange for any existing certificate until such existing certificate shall have been so cancelled except in cases as provided for in this Section of the by-laws.

(b)           Whenever the corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, and whenever the corporation shall issue any shares of its stock as partly paid stock, the certificates representing shares of any such class or series or of any such partly paid stock shall set forth thereon the statements prescribed by the General Corporation Law. Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.

(c)           The corporation may issue a new certificate of stock in place of any certificate theretofore issued by it alleged to have been lost, stolen, or destroyed, and the Board of Directors may require the owner of any lost, stolen, or destroyed certificate, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate.

Section 1.2   FRACTIONAL SHARE INTERESTS.

The corporation may, but shall not be required to, issue fractions of a share. In lieu thereof it shall either pay in cash the fair value of fractions of a share, as determined by the Board of Directors, to those entitled thereto or issue scrip or fractional warrants in registered or bearer form over the manual or facsimile signature of an officer of the corporation or of its agent, exchangeable as therein provided for full shares, but such scrip or fractional warrants shall not entitle the holder to any rights of a stockholder except as therein provided. Such scrip or fractional warrants may be issued subject to the condition that the same shall become void if not exchanged for certificates representing full shares of stock before a specified date, or subject to the condition that the shares of stock for which such scrip or fractional warrants are exchangeable may be sold by the corporation and the proceeds thereof distributed to the holders of such scrip or fractional warrants, or subject to any other conditions which the Board of Directors may determine.

Section 1.3   STOCK TRANSFERS.

Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfers of shares of stock of the corporation shall be made only on the stock ledger of the corporation by the registered holder thereof, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or with a transfer agent or registrar, if any, and on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon.

Section 1.4   RECORD DATE FOR STOCKHOLDERS.

For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to any corporate action in writing without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the directors may fix a date as the record date for any such determination of stockholders. Such date shall not precede the date of the adoption by the Board of Directors of the resolution fixing the record date and shall not be more than sixty days nor less than ten days before the date of any such meeting, nor more than sixty days prior to any other action. If no record date is fixed, the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the next day preceding the day on which the meeting is held; the record date for determining stockholders entitled to consent to action without a meeting shall be as set forth in Section 1.8; and the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. When a determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders has been made as provided in this paragraph, such determination shall apply to any adjournment thereof; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 1.5   MEANING OF CERTAIN TERMS.

As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent in writing in lieu of a meeting, as the case may be, the term “share” or “shares” or “share of stock” or “shares of stock” or “stockholder” or “stockholders” refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the certificate of incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the certificate of incorporation may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights thereunder; provided, however, that no such right shall vest in the event of an increase or decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the certificate of incorporation.

Section 1.6   STOCKHOLDERS MEETINGS.

(a)           TIME. The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the organization of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of the preceding annual meeting. A special meeting shall be held on the date and at the time fixed by the directors.

(b)           PLACE. Annual meetings and special meetings shall be held at such place, within or without the State of Delaware, as the directors from time to time may fix. Whenever the directors shall fail to fix such place, the meeting shall be held at the registered office of the corporation in the State of Delaware.

(c)           CALL. Annual meetings and special meetings may be called by the directors or by any officer instructed by the directors to call the meeting.

(d)           NOTICE OR WAIVER OF NOTICE. Written notice of all meetings shall be given, stating the place, date, and hour of the meeting and stating the place within the city or other municipality or community at which the list of stockholders of the corporation may be examined. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the additional purpose or purposes. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the written notice of meeting. If any action is proposed to be taken which would, if taken, entitle stockholders to receive payment for their shares of stock, the notice shall include a statement of that purpose and to that effect. Except as otherwise provided by the General Corporation Law, a copy of the notice of any meeting shall be given, personally or by mail, or by any other delivery that conforms to law, including, without limitation, electronic communication if consent to such method of delivery is given by such a stockholder, not less than ten days nor more than sixty days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived, and shall be directed to each stockholder at his or her record address or at such other address which he or she may have furnished by request in writing to the Secretary of the corporation. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in the United States mail. Notice by electronic communication shall be deemed given (1) if by facsimile communication, when directed to a telephone at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to give notice; (3) if by a posting on an electronic network on which the stockholder has consented to receive notice, together with separate notice to the stockholder of specific posting, upon the later of: (i) the posting, and (ii) the giving of separate notice; and (4) if by any other form of electronic communication by which the stockholder has consented to receive notice, when directed to the stockholder. If a meeting is adjourned to another time, not more than thirty days hence, and/or to another place, and if an announcement of the adjourned time and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the directors, after adjournment, fix a new record date for the adjourned meeting. Notice need not be given to any stockholder who submits a written waiver of notice by him or her before or after the time stated therein. Attendance of a person at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

(e)           STOCKHOLDER LIST. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders as of the record date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, at the principal place of business of the corporation. The list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote at any meeting of stockholders.

(f)           CONDUCT OF MEETING. Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting - the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, a Vice-president, or, if none of the forgoing is in office and present and acting, by a Chairman to be chosen by the stockholders. The Secretary of the corporation, or in his or her absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the Chairman of the meeting shall appoint a secretary of the meeting.

(g)           PROXY PRESENTATION. Every stockholder may authorize another person or persons to act for him or her by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his or her attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such a proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

(h)           INSPECTORS OF ELECTION. The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall determine the number of shares of stock outstanding as of the applicable record date and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies and consents, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector shall make a report in writing of any challenge, question or matter determined by him or her or them and execute a certificate of any fact found by him or her or them.

(i)           QUORUM. The holders of a majority of the outstanding shares of stock as of the record date shall constitute a quorum at a meeting of stockholders for the transaction of any business. The stockholders present may adjourn the meeting despite the absence of a quorum.

(j)           VOTING. Each share of voting stock shall entitle the holder thereof to one vote. The election of directors shall require a plurality of the votes cast. Any other action shall be authorized by a majority of the votes cast except where the General Corporation Law prescribes a different percentage of votes and/or a different exercise of voting power. In the election of directors, voting need not be by ballot. Voting by ballot shall not be required for any other corporate action except as otherwise provided by the General Corporation Law.

Section 1.7   ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND PROPOSALS BY STOCKHOLDERS

(a)           STOCKHOLDER ELIGIBILITY.  Unless otherwise entitled by law, no stockholder may properly place into nomination the name of any person for election as a director unless (1) such stockholder (or any beneficial owner on whose behalf the nomination is being made) individually, or as a group of stockholders or beneficial owners participating in such nomination, has beneficially and continuously held the lesser of 2% or $1,000,000 in market value of the outstanding securities of the corporation generally entitled to vote at the annual meeting for at least two years prior to the date timely notice of the nomination is submitted to the corporation pursuant to Section 1.7(b), and has continued to hold such securities through the date of the annual meeting, and (2) such stockholder has complied with the applicable notice procedures described in this Section 1.7. No stockholder may properly bring any proposal of business before an annual meeting of stockholders unless such stockholder (or any beneficial owner on whose behalf the nomination is being made), individually, or as a group of stockholders or beneficial owners participating in such proposal, has complied with the applicable notice procedures described in this Section 1.7.

(b)           TIMELY NOTICE. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof, (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof, or (3) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the corporation (or a duly authorized proxy therefor) at the time such notice of meeting is delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.7.  For any nomination or other business to be properly brought before an annual meeting by a stockholder, the stockholder or stockholders of record or duly authorized proxies therefor intending to propose the business (“Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 1.7(b) or Section 1.7(d) below, as applicable, in writing to the Secretary even if such matter is already the subject of any notice to the stockholders or public disclosure from the Board of Directors. To be timely, a Proposing Stockholder’s notice must be delivered or mailed to the Secretary by certified mail, return receipt requested, and received by the Secretary: (i) not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day that is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (ii) with respect to an annual meeting of stockholders held more than 30 days in advance of or later than 60 days after the anniversary of the previous year’s annual meeting, not later than the close of business on the 120th day in advance of the upcoming annual meeting or the tenth day following the date of public disclosure of the date of such upcoming annual meeting.  The period during which notice may be properly given is referred to as the “Advance Notice Period.” In no event shall an adjournment or postponement of an annual meeting commence a new or extend an Advance Notice Period.

(c)           STOCKHOLDER NOMINATIONS. For the nomination of any person or persons for election to the Board of Directors, a Proposing Stockholder’s notice to the Secretary shall set forth (1) the name, age and business address of each nominee proposed in such notice, (2) the principal occupation or employment of each such nominee, (3) the number of shares of stock of the corporation which are owned of record and beneficially by each such nominee, if any, (4) such other information concerning the Proposing Stockholder, any beneficial owner on whose behalf the nomination is being made, and each such nominee as would be required to be disclosed in connection with the solicitation of proxies for election of directors in an election contest or that is otherwise required to be disclosed under Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), (5) the consent of the nominee to being named in the corporation’s proxy statement as a nominee and to serving as a director if elected, and (6) as to the Proposing Stockholder: (i) the name and address of the Proposing Stockholder as they appear on the corporation’s books and of any beneficial owner on whose behalf the nomination is being made, (ii) the class and number of shares of the corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by any beneficial owner on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among the Proposing Stockholder and any such beneficial owners and any of their respective affiliates or associates, and any other persons (including their names) acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, borrowed or loaned shares and similar arrangements) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder, any such beneficial owners, or any of their respective affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proposing Stockholder or any such beneficial owners, or any of their affiliates or associates with respect to shares of stock of the corporation, (v) a representation that the Proposing Stockholder is a holder of record of shares of the corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (vi) a representation as to whether the Proposing Stockholder or any beneficial owners intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect such nominees (or in the case of other proposals under section 1.7(d), approve such proposal) and/or otherwise to solicit proxies from stockholders in support thereof, (vii) as to the Proposing Stockholder and any beneficial owners, such stockholder’s and each beneficial owner’s written consent to the public disclosure of information provided pursuant to this Section 1.7(c), and (viii) proof of ownership of securities sufficient to satisfy the requirements of Section 1.7(a)(1). With respect to any beneficial owner on whose behalf any nomination is made or that is part of a group for purposes of meeting the requirements of Section 1.7(a)(1), such proof of ownership shall consist of one or more written statements from the holders of record (or the brokers or banks through which such securities are held) of the securities used for purposes of satisfying the requirements of Section 1.7(a)(1), verifying that, as of a date within seven days prior to the submission of timely notice pursuant to Section 1.7(b), such beneficial owner continuously held the amount of securities used to satisfy Section 1.7(a)(1) for at least two years.

In addition, each proposed nominee shall deliver a completed questionnaire, in the form provided by the Secretary, which will be provided upon written request by the Proposing Stockholder, with respect to the background and qualification of each proposed nominee. The proposed nominee must also provide a written representation and agreement, in the form provided by the Secretary, which will be provided upon written request by the Proposing Stockholder, that such proposed nominee: (x) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation, or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law; (y) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and (z) will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation.

Each proposed nominee’s completed questionnaire and written representation and agreement must be delivered or mailed to the Secretary by certified mail, return receipt requested, and received by the Secretary not later than the end of the Advance Notice Period or ten days after the delivery of such materials by the corporation to the Proposing Stockholder, if later. The corporation may require any Proposing Stockholder, beneficial owner or proposed nominee to furnish such other information as it may reasonably require to determine the validity of the notice.

(d)           OTHER STOCKHOLDER PROPOSALS. Any stockholder proposal of other business to be conducted at an annual meeting must be a proper matter for stockholder action. For all business other than director nominations, a Proposing Stockholder’s notice shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, including the text of the resolutions proposed to be voted on by stockholders, (2) any other information relating to the Proposing Stockholder and any beneficial owner on whose behalf the proposal is being made, and the proposal that would be required to be disclosed in connection with a solicitation of proxies in support of such proposal under Section 14(a) of the Exchange Act, and (3) the information required by Section 1.7(c)(6)(i)-(vii) above, except that for purposes of this Section 1.7(d), the term “proposal” shall be substituted for the term “nomination” in all places it appears in Section 1.7(c)(6)(i)-(vii) and the Proposing Stockholder and any beneficial owner on whose behalf the proposal is being made need not provide the information required by Section 1.7(c)(6)(viii).

(e)           DUTY TO UPDATE. Any Proposing Stockholder providing notice of a nomination or proposal of other business pursuant to this Section 1.7 shall notify the Secretary of any inaccuracy or incompleteness in the information provided by the Proposing Stockholder, any beneficial owner on whose behalf the nomination or proposal is being made and any nominee within five days of becoming aware of such inaccuracy or incompleteness. In addition, not later than five days prior to the date of the annual meeting, and at any time within five days of receipt of written request from the corporation, the Proposing Stockholder shall provide (1) written verification, satisfactory, in the discretion of the Board of Directors, to demonstrate the accuracy or certify the completeness of any information provided pursuant to this Section 1.7, and (2) a written update of any information provided or required to be provided pursuant to this Section 1.7 as of the date of the annual meeting or written request, as applicable. If information provided pursuant to this Section 1.7 is inaccurate or incomplete in any material respect and not updated or corrected within the time provided by this Section 1.7(e), the nomination or proposal in respect of which such information is required may be deemed not to have been proposed in accordance with this Section 1.7 and therefore not properly brought before the meeting.

(f)           NONCOMPLIANCE. Notwithstanding anything in these By-Laws to the contrary: (1) no nominations shall be made or business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 1.7, and (2) unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting pursuant to this Section 1.7 does not provide the information required under this Section 1.7 to the corporation within the Advance Notice Period, or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the corporation. The requirements of this Section 1.7 shall apply to any business or nominations to be brought before an annual meeting by a stockholder whether such business or nominations are to be included in the corporation’s proxy statement pursuant to the Exchange Act or presented to stockholders by means of an independently financed proxy solicitation.

Section 1.8   STOCKHOLDER ACTION WITHOUT MEETINGS.

(a)           ACTION BY WRITTEN CONSENT.  Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with if all of the stockholders who would have been entitled to vote upon the action if such meeting were held shall consent in writing to such corporate action being taken; or if less than all of said stockholders, but not less than those having at least the minimum voting power required to take corporate action under the provisions of the General Corporation Law, shall consent in writing to such corporate action; provided that prompt notice be given to all stockholders of the taking of such action without a meeting and by less than unanimous written consent.

(b)           RECORD DATE.  Any stockholder or beneficial owner and any affiliate of such stockholder or beneficial owner seeking to have the stockholders authorize or consent to any action by written consent (each a “Soliciting Stockholder”) shall first request in writing that the Board of Directors fix a record date for the purpose of determining the stockholders entitled to consent to such action, which request (the “Record Date Request”) shall be in proper form and delivered or mailed to the Secretary by certified mail, return receipt requested, and received by the Secretary. Within ten days after receipt of the Record Date Request in proper form and otherwise in compliance with this Section 1.8 from any Soliciting Stockholder, the Board of Directors may adopt a resolution fixing a record date for the purpose of determining the stockholders entitled to consent to such action, which date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If the Board of Directors has not fixed a record date on or before the tenth day after the date on which such a Record Date Request is received, (1) the record date for determining stockholders entitled to consent to such action, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a valid signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in the manner described in this Section 1.8, and (2) the record date for determining stockholders entitled to consent to such action, when prior action by the Board of Directors is required by applicable law, shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such required prior action.

(c)           PROPER FORM. Any corporate action to be taken by written consent must be a proper matter for stockholder action. A Soliciting Stockholder’s Record Date Request shall set forth as to each matter the Soliciting Stockholder proposes to be taken by written consent: (1) a brief description of the action or actions desired to be taken by written consent and the reasons for taking such action or actions, including the text of the consent proposed to be acted upon by stockholders, (2) any other information relating to the Soliciting Stockholder and any beneficial owner on whose behalf the Record Date Request is being made, and the proposed action that would be required to be disclosed in connection with a solicitation of proxies in support of such action under Section 14(a) of the Exchange Act, whether or not the Soliciting Stockholder intends to solicit consents, and (3) (i) in the case of a written consent action to elect directors, the information required by Section 1.7(c)(6), and (ii) in the case of a written consent action relating to a stockholder proposal for other business, the information required by Section 1.7(d), in each case to the extent applicable to action by written consent, except that for purposes of this Section 1.8(c), the terms “Soliciting Stockholder” and “Soliciting Stockholder’s request” shall be substituted for the terms “Proposing Stockholder” and “Proposing Stockholder’s notice,” respectively, in all places in which they appear in Section 1.7(c)(6) and Section 1.7(d).  A Record Date Request relating to any proposed election of directors by written consent must include all of the information and documents with respect to each proposed nominee for election as a director that would be required under Section 1.7(c), including, without limitation, the questionnaire and written representations and agreements by each of the proposed nominees required by Section 1.7(c).

(d)           DUTY TO UPDATE.  Any Soliciting Stockholder providing a Record Date Request pursuant to this Section 1.8 shall notify the Secretary of any inaccuracy or incompleteness in the information provided by the Proposing Stockholder, any beneficial owner on whose behalf the nomination or proposal is being made and any nominee within five days of becoming aware of such inaccuracy or incompleteness. In addition, (1) within three business days prior to the date the consent solicitation is commenced, (2) as of each date that executed consents are delivered to the corporation by the Soliciting Stockholder or its authorized representative, and (3) at any time within five days of receipt of written request from the corporation (each such date a “Verification Date”), the Soliciting Stockholder shall provide (i) written verification, satisfactory, in the discretion of the Board of Directors, to demonstrate the accuracy or certify the completeness of any information provided pursuant to this Section 1.8, and (ii) a written update of any information provided or required to be provided pursuant to this Section 1.8 as of such Verification Date. If information provided pursuant to Section 1.8 is inaccurate or incomplete in any material respect and not updated or corrected within the time period provided by this Section 1.8(d), the Record Date Request in respect of which such information is required may be deemed not to be in compliance with this Section 1.8.

(e)           NONCOMPLIANCE. If the Board of Directors shall determine that any Record Date Request was not properly made in accordance with this Section 1.8, then the Board of Directors shall not be required to fix a record date. In any such event, any such purported action by written consent shall be null and void unless and until such deficiency is cured, a record date is subsequently fixed and the requisite consents are delivered no earlier than such record date.

(f)           DELIVERY OF CONSENT.  Every written consent shall be in proper form and delivered or mailed to the Secretary by certified mail, return receipt requested, and received by the Secretary not earlier than the record date, as determined pursuant to Section 1.8(b) above, nor later than the close of business on the 60th day following the record date. If the Board of Directors or the inspector(s) of election appointed pursuant to Section 1.6(h) shall determine that a consent or revocation is invalid, that consent or revocation shall be null and void.

ARTICLE II

DIRECTORS

Section 2.1   FUNCTIONS AND DEFINITION.

The business of the corporation shall be managed by the Board of Directors of the corporation. The use of the phrase “whole board” herein refers to the total number of directors which the corporation would have if there were no vacancies.

Section 2.2   QUALIFICATIONS AND NUMBER.

A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the whole board shall be at least three, except that where all the shares of stock of the corporation are owned beneficially and of record by less than three stockholders, the number of directors may be less than three but not less than the number of such stockholders. Subject to the foregoing limitation and any applicable provisions of the certificate of incorporation, such number may be fixed from time to time by action of the stockholders or of the directors, or, if the number is not fixed, the number shall be three. The number of directors may be increased or decreased by action of the stockholders or of the directors; however, the size of the Board of Directors may not be increased by more than one director during any twelve-month period.

Section 2.3   ELECTION AND TERM.

Directors who are elected at an annual meeting of stockholders shall hold office until their successors have been elected or qualified or until their earlier death, resignation or removal. Any director may resign at any time upon written notice to the corporation. Directors who are elected to fill vacancies and newly created directorships shall hold office for the unexpired term of the directorship to which they have been elected and until their successors have been elected and qualified or until their earlier death, resignation or removal. In the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filling of any vacancy thereby created, newly created directorships and any vacancies in the Board of Directors, including vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Section 2.4   MEETINGS.

(a)           TIME. Meetings shall be held at such time as the Board shall fix, except that first meeting of a newly elected Board shall be held as soon after its election as the directors may conveniently assemble.

(b)           PLACE. Meetings shall be held at such place within or without the State of Delaware as shall be fixed by the Board.

(c)           CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, or a majority of the directors in office.

(d)           NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat. The notice of any meeting need not specify the purpose of the meeting. Any requirements of furnishing a notice shall be waived by any director who signs a written waiver of such notice before or after the time stated therein. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e)           QUORUM AND ACTION. A majority of the directors then in office shall constitute a quorum, provided that such majority shall constitute at least one-third of the whole Board. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, and except as otherwise provided by the General Corporation Law, the act of the Board shall be the act by vote of a majority of the directors present at a meeting, a quorum being present. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law and these By-Laws which govern a meeting of directors held to fill vacancies and newly created directorships in the Board.

(f)           CHAIRMAN OF THE MEETING. The Chairman of the Board, if any and if present and acting, shall preside at all meetings. Otherwise, the Vice-Chairman of the Board, if any and if present and acting, or the President, if present and acting, or any other director chosen by the Board, shall preside.

Section 2.5   REMOVAL OF DIRECTORS.

Any or all of the directors may be removed for cause by the stockholders. One or more of the directors may be removed for cause by the Board of Directors.

Section 2.6   COMMITTEES.

The Board of Directors may, by resolution passed by a majority of a quorum of the Board, designate one or more committees, each committee to consist of two or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or committee charter adopted by the Board and subject to applicable law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. In the absence or disqualification of any member of any such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Section 2.7   ACTION IN WRITING.

Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

ARTICLE III

OFFICERS

Section 3.1    The directors shall elect a President, a Secretary, and a Treasurer, and may elect a Chairman of the Board of Directors, a Vice-Chairman thereof, and one or more Vice-Presidents, Assistant Secretaries, and Assistant Treasurers, and may elect or appoint such other officers and agents as are desired. The President may but need not be a director. Any number of offices may be held by the same person.

Section 3.2    Officers shall have the powers and duties defined in the resolutions appointing them; provided, that the Secretary shall record all proceedings of the meetings or of the written actions of the stockholders and of the directors, and any committee thereof, in a book to be kept for that purpose.

Section 3.3    The Board of Directors may remove any officer for cause or without cause.

ARTICLE IV

CORPORATE SEAL

Section 4.1    The corporate seal shall be in such form as the Board of Directors shall prescribe.

ARTICLE V

FISCAL YEAR

Section 5.1    The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors.

ARTICLE VI

CONTROL OVER BY-LAWS

Section 6.1  The power to amend, alter, and repeal these By-Laws and to adopt new By-Laws, except a By-Law classifying directors for election for staggered terms, shall be vested in the Board of Directors as well as in the stockholders.

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